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                                                                 Exhibit 3.5(a)

                          CERTIFICATE OF DISSOLUTION
                          OF ITALIA COLLECTION, INC.

Italia Collection, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that:

        1. The name of the Corporation is Italia Collection, Inc.

        2. Dissolution of the Corporation has been authorized by all of the stockholders of the Corporation entitled to vote on a dissolution in accordance with Section 275(c) of the General Corporation Law of the State of Delaware (the "DGCL").

        3. The date the dissolution of the Corporation was authorized is December 16, 1996.

        4. The names and addresses of the directors and officers of the Corporation are as follows:

Director:

      /s/ Max Munn
---------------------------------           ---------------------------------
          Max Munn                                  320 Washington Street
                                                    Mount Vernon, NY 10553
Officers:

      /s/ Max Munn
---------------------------------           ---------------------------------
Name                                        Address: 320 Washington Street
                                                     Mount Vernon, NY 10553

        5. In lieu of a meeting and vote thereat of the stockholders, the stockholders have given their unanimous written consent to the dissolution in accordance with Section 228 of the DGCL.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Dissolution to be duly executed this 16th day of December, 1996.


                                        ITALIA COLLECTION, INC.

                                        By: /s/ Max Munn
                                           -----------------------------
                                        Name:      Max Munn
                                        Title:     President